Exhibit 4.6

FIRST AMENDMENT TO

WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of July 6, 2021, amends that certain Warrant Agreement by and between BayFirst Financial Corp. f/k/a First Home Bancorp, Inc., a Florida corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent have agreed to amend the Warrant Agreement as provide for herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 8.3 of the Warrant Agreement is amended to read:

Legal Process. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

FIRST HOME BANCORP, INC.

By:	/s/ Anthony N. Leo

Name:	Anthony N. Leo

Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante

Name:	Steven Vacante

Title:	Vice President